Exhibit 5.10
[Letterhead of Schnader Harrison Segal & Lewis LLP]
January 30, 2007
Allegheny Steel Distributors, Inc.
Chapel Steel Corp.
Toma Metals, Inc.
350 South Grand Avenue
Suite 5100
Los Angeles, CA 90071

RE:	Allegheny Steel Distributors, Inc.
Chapel Steel Corp.
Toma Metals, Inc.
Registration Statement on Form S-4
Dear Sir/Madam:
          As special counsel to Allegheny Steel Distributors, Inc., a Pennsylvania corporation (“Allegheny”), Chapel Steel Corp., a Pennsylvania corporation (“Chapel”), and Toma Metals, Inc., a Pennsylvania corporation (“Toma” and, together with Allegheny and Chapel, the “Pennsylvania Guarantors”), we have been requested to render this opinion in connection with the Registration Statement on Form S-4 (File No. 333-139790), which was filed with the Securities and Exchange Commission (the “SEC”) on January 3, 2007, under the Securities Act of 1933, as amended (the “Securities Act”), by the Pennsylvania Guarantors, Reliance Steel & Aluminum Co., a California corporation, and an affiliate of the Pennsylvania Guarantors (“Reliance,” or “Issuer”), and certain other affiliates of the Pennsylvania Guarantors listed therein (the “Non-Pennsylvania Guarantors” and, together with the Pennsylvania Guarantors, the “Guarantors”), and Amendment No. 1 thereto, to be filed with the SEC on the date hereof, under the Securities Act by the Issuer and the Guarantors (such registration statement, as so amended, the “Registration Statement”).
          The Registration Statement relates to the proposed offer of the Issuer to exchange (the “Exchange Offer”) up to $350,000,000 aggregate principal amount of new 6.200% Senior Notes due 2016 and $250,000,000 aggregate principal amount of new 6.850% Senior Notes due 2036 (collectively, the “New Notes”) for any and all outstanding 6.200% Senior Notes due 2016 and 6.850% Senior Notes due 2036 (the “Old Notes”) in each case issued in a private offering by the Issuer on November 15, 2006, which have certain transfer restrictions. (The Old Notes and the New Notes are sometimes hereinafter collectively referred to as the “Notes”). The Indenture for the Notes dated as of November 20, 2006 (the “Indenture”), among the Issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”) provides for the guarantee of the New Notes by (i) the Pennsylvania Guarantors to the extent set forth in the Indenture (the “Pennsylvania Guarantees”) and (ii) the Non-Pennsylvania Guarantors to the

Allegheny Steel Distributors, Inc.
Chapel Steel Corp.
Toma Metals, Inc.

January 30, 2007
extent set forth in the Indenture (the “Non-Pennsylvania Guarantees” and, together with the Pennsylvania Guarantees, the “Guarantees”).
          For purposes of this opinion we have examined:
1.	the Registration Statement;

2.	the Certificate of Incorporation of Allegheny dated as of November 1, 1973, as certified by the Secretary of Allegheny;

3.	the Certificate of Incorporation of Chapel dated as of October 10, 1972, as certified by the Secretary of Chapel;

4.	the Certificate of Incorporation of Toma dated as of November 4, 1986, as certified by the Secretary of Toma;

5.	the resolutions adopted on November 6, 2006 by the Boards of Directors of Allegheny, Chapel and Toma, each certified by the Secretary of the Pennsylvania Guarantors;

6.	an executed copy of the Indenture;

7.	an executed copy of the Registration Rights Agreement related to the Notes, dated as of November 20, 2006, by and among the Issuer, the Guarantors, and Citigroup Global Markets, Inc. and J. P. Morgan Securities, Inc.;

8.	the forms of the New Notes; and

9.	such other documents as we deem necessary for the purpose of rendering this opinion.
          With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.
          As special counsel to the Pennsylvania Guarantors, we are not necessarily familiar with all of the Pennsylvania Guarantors’ affairs.
          Based on the foregoing, we are of the opinion that the Pennsylvania Guarantees have been duly authorized and, assuming due execution, authentication and delivery in accordance with the provisions of the Indenture and the Exchange Offer, the Pennsylvania Guarantees will constitute valid and binding obligations of each of the Pennsylvania Guarantors

Allegheny Steel Distributors, Inc.
Chapel Steel Corp.
Toma Metals, Inc.

January 30, 2007
enforceable in accordance with their terms. In expressing the opinion set forth in this letter, we have assumed that the form of the New Notes and the Pennsylvania Guarantees will conform to those included in the Indenture.
          Our opinion set forth in this letter is subject to the effect of (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights of creditors generally, and (ii) limitations imposed by general principles of equity, regardless of whether the relevant matter is considered in proceedings at law or in equity, including with respect to certain covenants and provisions of the Indenture, where the Trustee’s enforcement of such covenants or provisions under the circumstances or, in the specified manner, would violate a creditor’s or secured party’s implied covenant of good faith and fair dealing.
          We are members of the Bar of the Commonwealth of Pennsylvania and do not hold ourselves out as being experts on laws other than the laws of the United States of America and the laws of the Commonwealth of Pennsylvania.
          This opinion is limited to the facts, circumstances and matters set forth herein and to laws currently in effect. No opinion may be inferred or is implied beyond matters expressly set forth herein, and we do not undertake and assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereinafter come to our attention or any change in law which may hereafter occur.
          This opinion is furnished for your benefit and the benefit of the holders of the New Notes referred to in the Registration Statement and may not be used or relied upon by any other person or entity or in connection with any other transaction without our prior written consent.
          We hereby consent to the reference to our firm under the heading “Validity of New Notes” in the Registration Statement and in the related prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Schnader Harrison Segal & Lewis LLP
SCHNADER HARRISON SEGAL & LEWIS LLP